GMAC Financial Services Reports Preliminary First Quarter 2010 Financial Results

▪	Reported first profitable quarter since fourth quarter 2008; Fifth consecutive profitable quarter from the core automotive business

▪	First quarter 2010 net income of $162 million and core pre-tax income of $564 million

▪	Announces intention to rebrand GMAC Inc. to Ally Financial Inc. on May 10, 2010

NEW YORK (May 3, 2010) – GMAC Financial Services today reported net income of $162 million for the first quarter of 2010, compared to a net loss of $675 million for the first quarter of 2009.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense from bond exchanges, totaled $564 million in the first quarter of 2010, compared to a core pre-tax loss of $482 million in the comparable prior year period.

Core pre-tax income during the quarter was driven by: higher net interest margin; gains on asset sales; improved servicing income; and significantly lower loan loss provision expense, while coverage ratios remained strong.  The lower loan loss provision expense during the quarter was due to the strategic actions related to the mortgage business taken at year-end 2009, stabilizing auto credit trends, a strong used car market and the continued liquidation of certain legacy portfolios.

“The first quarter marks a key milestone in GMAC’s transformation, as the company made significant strides toward achieving our strategic objectives,” said GMAC Chief Executive Officer Michael A. Carpenter.  “We achieved profitability, our premier auto finance franchise continued to expand, the capital markets reopened to GMAC debt, we have reduced expenses, and we took several additional steps to contain and reduce risk in the mortgage business.”

Income/(Loss) From Continuing Operations by Segment
($ in millions)
				Increase/(Decrease) vs.
	1Q 10	4Q 09	1Q 09	4Q 09	1Q 09
North American Automotive Finance	$653	$369	$660	$284	$(8)
International Automotive Finance	10	(146)	(36)	156	47
Insurance	183	86	36	97	147
Global Automotive Services	846	309	660	537	186
Mortgage Operations	175	(4,020)	(995)	4,195	1,170
Corporate and Other (ex. OID)[1]	(456)	(443)	(148)	(13)	(308)
Core pre-tax income (loss)[2]	564	(4,154)	(482)	4,718	1,046
OID amortization expense[3]	397	315	257	81	139
Income tax expense (benefit)	39	(603)	(126)	642	166
Income (loss) from discontinued operations[4]	33	(1,087)	(61)	1,120	94
Net income (loss)	$162	$(4,953)	$(675)	$5,115	$837

1. Corporate and Other as presented includes Commercial Finance, certain equity investments and net impact from treasury asset liability management activities.
2. Core pre-tax earnings is defined as income from continuing operations before taxes and bond exchange OID amortization expense.
3. Amortization of bond exchange OID.  Includes $101 million of accelerated amortization in the first quarter of 2010 from certain liability management transactions.
4. The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed during first quarter 2010); the U.K. consumer property and casualty insurance business; retail automotive finance operations in Argentina, Ecuador and Poland; the full-service leasing businesses in Australia (sale completed in April 2010), Belgium, France, Italy (sale completed during fourth quarter 2009), Mexico (sale completed during fourth quarter 2009), the Netherlands (sale completed during fourth quarter 2009), Poland (sale completed in April 2010) and the U.K.; mortgage operations in Continental Europe; and the Commercial Services Division (North America based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed in April 2010).

Year-to-Date Highlights
▪
Completed the sale of the U.S. consumer property and casualty insurance business, the North American factoring business of the Commercial Finance Group, the auto finance retail credit portfolio in Australia, and the full-service auto leasing businesses in Australia and Poland.

▪
Completed the sale of the U.S. consumer property and casualty insurance business, the North American factoring business of the Commercial Finance Group, and the auto finance retail credit portfolio in Australia.

▪	Received multi-notch ratings upgrades from four major rating agencies.

▪	Actively accessed the global institutional secured and unsecured debt markets.

–
Issued more than 5 billion in U.S. dollar equivalent global unsecured debt to date in 2010.  This included a €1 billion transaction in April, which was the company’s first institutional unsecured bond offering in Europe since 2007.

–	Issued more than $6 billion of auto asset-backed securities globally to date in 2010.

–	Established a $7 billion secured credit facility at Ally Bank.

▪
Selected as the global preferred source of wholesale and retail financing for qualified Saab dealers and customers, and as the preferred source of retail financing for Thor Industries, the world's largest manufacturer of recreation vehicles.

▪	Expanded retail auto financing reach, as GMAC was added to DealerTrack, a credit application network used by approximately 17,000 dealers across virtually all manufacturers in the U.S. and Canada.

▪	Retail penetration rates for both GM and Chrysler continued to improve.

▪	Executed key steps toward the company’s objective of reducing exposure from the legacy mortgage operation.

–	Residential Capital, LLC (ResCap) reached an agreement to sell its European mortgage assets and businesses.

–	Sold whole loan pools totaling $373 million of unpaid principal balance in the U.S. and the U.K.

–	Reached a settlement with one of our top three counterparties for representation and warranty claims.

–	Issued $508 million of servicer advance receivable-backed term notes at ResCap.

▪
Announced the intention to transition the name of the corporation from GMAC Inc. to Ally Financial Inc. on May 10, 2010 in a strategic decision to implement a brand for the long-term where the trademark is company-owned.

Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $14.7 billion as of March 31, 2010, compared to $14.8 billion at Dec. 31, 2009.  Included in the consolidated cash and cash equivalents balance are: $725 million at ResCap; $4.4 billion at Ally Bank, which excludes certain intercompany deposits; and $626 million at the insurance businesses.

GMAC’s total equity at March 31, 2010, was $20.5 billion, compared to $20.8 billion at Dec. 31, 2009.  The marginal decrease in total equity was due to preferred dividend payments and accruals, partially offset by first quarter net income.  GMAC’s preliminary first quarter 2010 tier 1 capital ratio was 14.9 percent, compared to 14.1 percent in the prior quarter.  GMAC’s tier 1 capital ratio improved due to a reduction in risk-weighted assets resulting from asset sales during the quarter.

Ally Bank
Ally Bank reported pre-tax income of $231 million in the first quarter of 2010, compared to a pre-tax loss of $90 million in the corresponding prior year period.  Improved performance was driven by increased net revenue due to higher auto originations and investment income, lower loan loss provision expense related to mortgage, and improved cost of funds.  Total assets at Ally Bank were $55.2 billion at March 31, 2010, compared to $55.3 billion at year-end 2009.

Ally Bank has taken steps to diversify its liquidity sources.  In April, Ally Bank announced that it had entered into a $7 billion secured revolving credit facility with a syndicate of lenders.  The new credit facility will provide incremental liquidity to support dealer floorplan financing and consumer auto financing and leases.  This facility is the first of its kind at Ally Bank and further strengthens and diversifies its liquidity sources.  In addition, the company has completed three Ally Bank sponsored automotive asset-backed securitizations totaling more than $2 billion to date in 2010.  The bank also expanded its U.S. online product portfolio with the introduction of an interest checking account, as Ally Bank continues to focus on growing deposits.

Deposits
Ally Bank and ResMor Trust continue to contribute to GMAC’s funding flexibility through deposit growth.   Ally Bank and ResMor Trust deposits, excluding certain intercompany deposits, increased in the first quarter to $32.0 billion, from $31.1 billion at Dec. 31, 2009.  Retail deposits at Ally Bank were $17.7 billion at March 31, 2010, compared to $16.9 billion at year-end 2009.  Retail deposits also continue to grow as a proportionately larger contributor to the company’s overall deposit base.  As of March 31, 2010, retail deposits at Ally Bank accounted for approximately 60 percent of total deposits, compared to 37 percent at year-end 2008.  Brokered deposits at Ally Bank totaled $9.8 billion at quarter-end, compared to $10.1 billion at year-end 2009.

Global Automotive Services
Global Automotive Services consists of GMAC’s auto-centric businesses around the world, including: North American Automotive Finance, International Automotive Finance and Insurance.   Global Automotive Services reported first quarter 2010 pre-tax income from continuing operations of $846 million, compared to $660 million in the comparable prior year period.  This represents the fifth consecutive profitable quarter from the core automotive business.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $653 million in the first quarter of 2010, compared to $660 million in the comparable prior year period.  Results were driven by strong originations supported by improved penetration, remarketing gains due to favorable used vehicle prices, and a lower loan loss provision expense resulting from improved performance in both the core automotive portfolio and the Nuvell subprime legacy portfolio.

International Automotive Finance reported pre-tax income from continuing operations of $10 million in the first quarter of 2010, compared to a $36 million pre-tax loss from continuing operations in the same period last year.  Results in the quarter were favorably affected by lower funding costs in line with a lower asset base and a lower loan loss provision due to improving credit performance.  This improvement was partially offset by lower financing revenue due to the wind-down of operations in several countries and a loss related to the reclassification of the Australian loan portfolio to held-for-sale.

GMAC’s insurance business reported pre-tax income from continuing operations of $183 million in the first quarter of 2010, compared to $36 million in the prior year period.  Results were primarily driven by strong investment income and improved underwriting income driven by lower expenses.  GMAC remains focused on streamlining its insurance segment to focus primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance.

Automotive originations and penetration
Total consumer financing originations during the first quarter of 2010 were $8.2 billion.  This included $6.2 billion of new originations, $1.2 billion of used originations and approximately $800 million of new leases.  First quarter 2009 consumer financing originations totaled $3.7 billion, which included $3.2 billion of new originations, approximately $400 million of used originations and approximately $150 million of new leases.

North American consumer financing originations in the first quarter of 2010 were $6.7 billion, which included $6.0 billion in the U.S.  First quarter 2009 consumer financing originations in North America were $2.4 billion, which included approximately $2.3 billion from the U.S.

International consumer originations, which include the joint venture in China, were $1.5 billion during the first quarter of 2010, compared to $1.3 billion in the first quarter of 2009.  Approximately 85 percent of GMAC’s first quarter international consumer originations came from its five primary international markets: Germany, U.K., Brazil, Mexico and China.

GMAC also remains focused on its core strength of providing automotive financing to GM and Chrysler dealers and customers.  At March 31, 2010, GMAC’s U.S. wholesale penetration for GM dealer stock was 87.7 percent, compared to 90.9 percent at year-end 2009 and 80.1 percent at March 31, 2009.  U.S. retail penetration for GM was 33.5 percent during the first quarter of 2010, compared to 30.3 percent in the prior quarter and 18.6 percent in the first quarter of 2009.

GMAC’s U.S. wholesale penetration for Chrysler dealer stock was 76.4 percent at March 31, 2010, compared to 77.3 percent at Dec. 31, 2009.  GMAC’s U.S. retail penetration for Chrysler during the first quarter of 2010 improved significantly to 42.1 percent, compared to 25.5 percent in the fourth quarter of 2009.  This was the result of increased originations due to the on-boarding of the Chrysler automotive finance business.

Global automotive delinquencies and credit losses
Delinquencies, defined as the dollar amount of managed retail contracts more than 30 days past due as a percent of total outstanding managed retail contracts, from continuing operations were 2.87 percent in the first quarter of 2010, compared to 3.48 percent in the fourth quarter of 2009 and 2.82 percent in the first quarter of 2009.  The decline from the prior quarter was due to better vintage performance, improving collection processes and seasonality.

Annualized credit losses from continuing operations declined in the first quarter of 2010 to 2.04 percent of average managed retail contract assets, versus 3.57 percent in the prior quarter and 2.43 percent in the first quarter of 2009.  The decline from the prior quarter was the result of significantly lower losses in both the core auto portfolio and the Nuvell subprime legacy portfolio due to improving collection processes and seasonality.  The core auto portfolio credit losses also benefited from improved underwriting policies.  During the quarter, there were strong recoveries due to a favorable used vehicle market and the company’s improving collection and recovery processes.

Mortgage Operations
Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, reported pre-tax income from continuing operations of $175 million during the first quarter of 2010, versus a pre-tax loss from continuing operations of $995 million in the comparable prior year period.  Results in the first quarter of 2010 were driven by strong net servicing revenue, lower loan loss provision expense and lower repurchase reserve expense.  The improved financial performance in the segment is directly related to the strategic actions taken by GMAC in the fourth quarter of 2009.  The ResCap legal entity reported first quarter 2010 net income of $110 million, compared to net income of $229,000 in the comparable prior year period.  ResCap’s results in the first quarter of 2009 were primarily driven by gains on the extinguishment of debt.

Global mortgage loan production in the first quarter of 2010 was $13.3 billion, compared to $18.1 billion in the fourth quarter of 2009 and $13.4 billion in the first quarter of 2009.  First quarter 2010 production was primarily driven by prime conforming and government loans.  Production was down compared to the prior quarter due to lower mortgage market volumes and seasonal patterns.

As part of its loss mitigation efforts, GMAC continues to participate in the Home Affordable Modification Program (HAMP), which was created by the U.S. government to assist struggling homeowners. As of March 31, 2010, GMAC had executed more than 17,000 HAMP permanent loan modifications and had started more than 40,000 HAMP trial modifications.  GMAC’s active modifications as a percentage of estimated eligible 60+ day delinquencies leads all other servicers.

Corporate and Other
Corporate and Other reported a first quarter 2010 core pre-tax loss of $456 million, compared to a core pre-tax loss of $148 million in the first quarter of 2009.  Including OID, Corporate and Other reported a pre-tax loss from continuing operations of $853 million in the first quarter of 2010, compared to a pre-tax loss from continuing operations of $405 million in the comparable prior year period.  The main drivers of the loss in the first quarter of 2010 were treasury asset liability management activities, which include corporate interest expense, and a $397 million expense related to the amortization of bond exchange OID, which includes a $101 million negative impact related to the acceleration of OID resulting from certain liability management transactions.

Strategic Direction
GMAC has taken a number of strategic actions designed to put the company on a path toward improved performance and a more defined strategic direction centered around six key priorities:
▪	Become the premier global auto finance provider for dealers and consumers.
▪	Improve our cost structure and efficiency.
▪	Improve our access to the capital markets, our debt ratings and cost of funds.
▪	Fully transition to a bank holding company model.
▪	Improve our liquidity position by building deposits at Ally Bank.
▪	Continue to de-risk our mortgage business and define a viable long-term strategy for our mortgage origination and servicing business.

The company made substantial progress on its priorities in the first quarter of 2010 and remains focused on achieving additional results and working toward the timely repayment of the U.S. Treasury investments.

In evaluating the strategic direction of the company, GMAC’s board of directors and management team determined that the company should implement a brand that could be leveraged for the longer-term.  The company currently has an agreement to license the “GMAC” trademark from General Motors, and the license expires in 2016.  As a result, effective May 10, 2010, GMAC Inc. (or GMAC Financial Services) will transition the name of the corporation to Ally Financial Inc. (Ally).  This transition will enable the company to leverage a brand that currently exists in the portfolio to support its efforts toward becoming more customer-focused.

The Ally brand was first introduced at Ally Bank in May 2009 and will now be adopted at the parent company.  The transition to the Ally brand will be limited to the corporate entity and there will be no change to the branding of the company’s operating units at this time.  Options to potentially use the Ally brand more broadly within the company are currently being evaluated; however, decisions have not been finalized.

About GMAC Financial Services
GMAC Financial Services is one of the world’s largest automotive financial services companies.  As the official preferred source of financing for General Motors, Chrysler, Saab, Suzuki and Thor Industries vehicles, GMAC offers a full suite of automotive financing products and services in key markets around the world.  GMAC’s other business units include mortgage operations and commercial finance, and the company offers retail banking products through its online bank, Ally Bank.  With more than $179 billion in assets as of March 31, 2010, GMAC operates as a bank holding company.  For more information, visit the GMAC media site at http://media.gmacfs.com.

# # #

Forward-Looking Statements

In this earnings release and comments by GMAC Inc. (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: uncertainty of GMAC's ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations; our inability to repay our outstanding obligations to the U.S. Department of the Treasury, or to do so in a timely fashion and without disruption to our business; our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s and GM’s recent exits from bankruptcy; uncertainty related to the new financing arrangement between GMAC and Chrysler; securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM, and GMAC and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we are now subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, Chrysler or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
646-781-2692
gina.proia@gmacfs.com

Jim Olecki
212-884-7955
james.olecki@gmacfs.com

GMAC Financial Services Preliminary Unaudited First Quarter 2010 Financial Highlights

($ in millions)

		1Q	1Q
Summary Statement of Income	Note	2010	2009
Revenue
Finance receivables and loans
Consumer		$1,162	$1,292
Commercial		436	426
Notes receivable from General Motors		55	42
Total finance receivables and loans		1,653	1,760
Loans held-for-sale		224	94
Interest on trading securities		1	23
Interest and dividends on available-for-sale investment securities		100	57
Interest bearing cash		15	44
Other interest income		4	29
Operating leases		1,163	1,603
Total financing revenue and other interest income		3,160	3,610
Interest expense
Interest on deposits		158	177
Interest on short-term borrowings		117	161
Interest on long-term debt		1,485	1,738
Total interest expense		1,760	2,076
Depreciation expense on operating lease assets		656	1,057
Net financing revenue		744	477
Other revenue
Servicing fees		387	408
Servicing asset valuation and hedge activities, net		(133)	(352)
Total servicing income, net		254	56
Insurance premiums and service revenue earned		468	495
Gain on mortgage and automotive loans, net		282	295
(Loss) gain on extinguishment of debt		(118)	644
Other gain (loss) on investments, net		140	(16)
Other income, net of losses		88	(211)
Total other revenue		1,114	1,263
Total net revenue		1,858	1,740
Provision for loan losses		145	795
Noninterest expense
Compensation and benefits expense		430	371
Insurance losses and loss adjustment expenses		211	285
Other operating expenses		904	1,029
Total noninterest expense		1,545	1,685
Income (loss) from continuing operations before income tax expense (benefit)		168	(740)
Income tax expense (benefit) from continuing operations		39	(126)
Net income (loss) from continuing operations		129	(614)
Income (loss) from discontinued operations, net of tax		33	(61)
Net income (loss)		$162	($675)

		Mar 31,	Mar 31,	Dec 31,
Select Balance Sheet Data		2010	2009	2009
Cash and cash equivalents		$14,670	$13,333	$14,788
Loans held-for-sale		13,998	10,357	20,625
Finance receivables and loans, net	1
Consumer		51,928	60,062	42,849
Commercial		36,293	35,940	33,941
Notes receivable from General Motors		819	1,169	911
Investments in operating leases, net	2	14,003	23,527	15,995
Total assets		179,427	179,552	172,306
Total debt	3	97,885	113,424	98,313

		First Quarter
Operating Statistics		2010	2009
GMAC's Worldwide Cost of Borrowing	4	5.18%	5.95%

Tier 1 Capital		$22,088	$20,548
Tier 1 Common Capital		7,368	14,261
Total Risk-Based Capital		24,372	23,410
Tangible Common Equity		7,846	14,327

Tangible Assets		$178,893	$178,145
Risk-Weighted Assets	5	$148,409	$198,452

Tier 1 Capital Ratio		14.9%	10.4%
Tier 1 Common Capital Ratio		5.0%	7.2%
Total Risk-Based Capital Ratio		16.4%	11.8%

Tangible Common Equity / Tangible Assets		4.4%	8.0%
Tangible Common Equity / Risk-Weighted Assets		5.3%	7.2%

(1) Finance receivables and loans are net of unearned income

(2) Net of accumulated depreciation

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4) Calculated by dividing total average interest expense including discontinued operations by total average interest bearing liabilities including discontinued operations

(5) The risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments in several broad risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  The Company’s March 2010 preliminary risk-weighted assets reflect estimated on-balance sheet risk weighted assets of $140B and derivative and off-balance sheet risk-weighted assets of $8B

Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited First Quarter 2010 Financial Highlights

($ in millions)

		Note	First Quarter
GMAC Automotive Finance Operations			2010	2009

NAO	Income from continuing operations before income tax expense		$653	$660
	Income tax expense from continuing operations		257	44
	Net income from continuing operations		$396	$616

IO	Income (loss) from continuing operations before income tax expense		$10	($36)
	Income tax (benefit) expense from continuing operations		(11)	(6)
	Net income (loss) from continuing operations		$21	($30)

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		246	88
	Dollar amount of contracts originated		$6,678	$2,407
	Dollar amount of contracts outstanding at end of period		$46,041	$46,289
	Share of new GM retail sales		34%	17%
	Share of new Chrysler retail sales		36%	0%

	Dollar amount of new GM wholesale outstanding at end of period	6	$14,654	$20,440
	GM wholesale penetration at end of period	6	89%	83%
	Dollar amount of new Chrysler wholesale outstanding at end of period		$5,924	$380
	Chrysler wholesale penetration at end of period		75%	3%

	Mix of retail & lease contract originations (% based on # of units):
	New		76%	77%
	Used		24%	23%

	GM subvented (% based on # of new units)		52%	79%
	Chrysler subvented (% based on # of new units)		53%	0%

	Average original term in months (U.S. retail only)		65	63

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	7,8	19,059	14,180
	Off-lease vehicles terminated - Serviced (# units)	8	96,056	97,648
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	7	19,036	14,468
	Off-lease vehicles terminated - On-balance sheet (# units)	9	84,722	63,734

IO	Number of contracts originated (# thousands)		104	99
	Dollar amount of contracts originated	10	$1,487	$1,255
	Dollar amount of contracts outstanding at end of period	11	$11,470	$16,012

	Mix of retail & lease contract originations (% based on # of units):
	New		95%	93%
	Used		5%	7%

	GM subvented (% based on # of units)		34%	66%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets		2.30%	2.91%
	Managed retail contracts over 30 days delinquent		3.07%	2.93%

IO	Annualized net charge-offs as a % of managed assets	10	1.24%	1.12%
	Managed retail contracts over 30 days delinquent	10	2.25%	2.53%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		3.32%	4.99%
	Repossessions as a % of average number of managed retail contracts outstanding		3.46%	3.62%
	Severity of loss per unit serviced - Retail	12
	New		$8,951	$11,246
	Used		$7,504	$9,284

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.82%	1.86%
	Repossessions as a % of average number of contracts outstanding		0.70%	0.86%

(6) Dealer inventories include in-transit vehicles

(7) Prior period amounts based on current vehicle mix, in order to be comparable

(8) Serviced assets represent operating leases where GMAC continues to service the underlying asset

(9) GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(10) Continuing Operations only

(11) Represents on-balance sheet assets including retail leases

(12) Serviced assets represent on-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited First Quarter 2010 Financial Highlights

($ in millions)

	Note	First Quarter
GMAC Insurance Operations		2010	2009

Income from continuing operations before income tax expense		$183	$36
Income tax expense from continuing operations		61	6
Net income from continuing operations		$122	$30

Premiums and service revenue written		423	352
Premiums and service revenue earned		460	483
Combined ratio	13	91.3%	94.2%

Investment portfolio fair value at end of period		$4,483	$4,992
Memo: After-tax at end of period
Unrealized gains		154	177
Unrealized losses		(19)	(290)
Net unrealized gains (losses)		$135	($113)

		First Quarter
GMAC Mortgage Operations		2010	2009

Income (loss) from continuing operations before income tax expense		$175	($995)
Income tax expense (benefit) from continuing operations		9	(90)
Net income (loss) from continuing operations		$166	($905)

Gain on mortgage loans, net
Domestic		$149	$186
International		53	7
Total gain on mortgage loans, net		$202	$193

Portfolio Statistics
Mortgage loan production
Prime conforming		$9,476	$8,506
Prime non-conforming		370	17
Government		3,121	4,672
Nonprime		-	-
Prime second-lien		-	-
Total Domestic		12,968	13,196

International		292	202
Total Mortgage production		$13,260	$13,397

Mortgage loan servicing rights at end of period		$3,543	$2,587

Loan servicing at end of period
Domestic		$349,032	$359,257
International		29,870	26,594
Total Loan servicing		$378,902	$385,851

Asset Quality Statistics
Provision for loan losses by product
Mortgage loans held for investment		$17	$461
Lending receivables		($10)	$145
Total Provision for loan losses		$6	$607

Allowance by product at end of period
Mortgage loans held for investment		$635	$1,462
Lending receivables		82	587
Total Allowance by product		$717	$2,049

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	14	5.65%	6.51%
Lending receivables		5.30%	14.48%
Total Allowance as a % of related receivables	14	5.60%	7.73%

Nonaccrual loans at end of period	14	$681	$5,778
Nonaccrual loans as a % of related receivables at end of period	14	5.33%	21.78%

(13) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

(14) Gross carry value before allowance, excludes SFAS 159 & SFAS 140 assets

Numbers may not foot due to rounding